UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2011

YANKEE HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-141699-05	20-8304743
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

16 Yankee Candle Way, South Deerfield, MA  01373
(Address of Principal Executive Offices) (Zip Code)

(413) 665-8306

(Registrant’s Telephone Number, Including Area Code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 9, 2011, YCC Holdings, LLC (“YCC Holdings”), the parent company of Yankee Holding Corp., and Yankee Finance, Inc., a newly formed finance subsidiary of YCC Holdings (“Yankee Finance” and, together with YCC Holdings, the “Issuers”), issued $315,000,000 aggregate principal amount of 10.25%/11.00% Senior Notes due 2016 (the “Notes”) pursuant to an Indenture, dated February 9, 2011 (the “Indenture”), among the Issuers and HSBC Bank, USA, National Association, as Trustee. Neither Yankee Holding Corp. nor any of its subsidiaries has guaranteed the Notes. The Notes are unsecured. YCC Holdings intends to use the net proceeds from the offering of the Notes to make a distribution to its parent company, which will turn make a distribution to certain holders of its equity interests, and to make payments to certain members of management of The Yankee Candle Company, Inc. that hold equity in such parent company.

The Issuers will pay interest for the first interest payment date entirely in cash (“Cash Interest”). For all subsequent interest payment dates, the Issuers will pay interest entirely in Cash Interest, unless the conditions described in the Indenture are satisfied with respect to the related interest period, in which case, interest payable on the Notes for such interest period shall be payable by increasing the principal amount of the Notes or by issuing new Notes for up to the entire amount of the interest payment (in each case, “PIK Interest”) to the extent described in the Indenture.  PIK Interest will accrue on the Notes at a rate per annum equal to the Cash Interest rate of 10.25% plus 75 basis points. Interest on the Notes will be payable on February 15 and August 15 of each year, commencing on August 15, 2011. The Notes were offered at an original issue price of 98.00%, which resulted in $300,825,000 of net cash proceeds to the Issuers after discounts and commissions.

The Notes were issued to the initial purchasers in a private placement exempt from registration under Section 4(2) of the Securities Act and were resold only to qualified institutional buyers under Rule 144A of the Securities Act and certain non-U.S. persons outside of the United States on reliance on Regulation S under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States absent an applicable exemption from registration requirements. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The Indenture is attached hereto as Exhibit 99.1. The description of the material terms of the Indenture is qualified in its entirety by reference to such exhibit.

In connection with the issuance of the Notes, the Issuers entered into a Registration Rights Agreement on February 9, 2011 (the “Registration Rights Agreement”) with the initial purchasers of the Notes.  Under the Registration Rights Agreement, the Issuers are obligated to file and use their reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for notes publicly registered with the Securities and Exchange Commission (the “SEC”) with substantially identical terms as the Notes (the “Exchange Notes”). The Registration Rights Agreement provides that upon the occurrence of certain events, the Issuers will file with the SEC and use their reasonable best efforts to cause to become effective a shelf registration statement relating to the resales of the Notes and to keep effective such shelf registration statement for the applicable period of time described under the Registration Rights Agreement.  Pursuant to the Registration Rights Agreement, the Issuers will be obligated, on a joint and several basis, to pay additional interest on the Notes in certain circumstances, including if they have not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of an exchange offer on or prior to the 365th day following the original issue date of the Notes.  The annual interest on the Notes as a result of the Issuers’ failure to satisfy certain of their registration obligations under the Registration Rights Agreement will increase by 0.25% per annum and by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per annum.

A copy of the Registration Rights Agreement is attached hereto as Exhibit 99.3.  The description of the material terms of the Registration Rights Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01           Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.	Description

99.1	Indenture, dated as of February 9, 2011, by and among the Issuers and HSBC Bank, USA, National Association.

99.2	Form of 10.25%/11.00% Senior Notes due 2016 (as set forth in Exhibit A to the Indenture filed as Exhibit 99.1 hereto).

99.3	Registration Rights Agreement, dated as of February 9, 2011, by and among the Issuers and the initial purchasers of the Notes.

99.4	Press Release, dated February 9, 2011, regarding the completion of the Notes offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YANKEE HOLDING CORP.
Dated: February 10, 2011

	By:	/s/ Gregory W. Hunt
Gregory W. Hunt
Executive Vice President, Chief Financial Officer (Principal Financial Officer)

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